================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                          LONE STAR TECHNOLOGIES, INC.
                          ----------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                    542312103
                                 --------------
                                 (CUSIP Number)

                               DECEMBER 31, 2005
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [_]    Rule 13d-1(b)
           [X]    Rule 13d-1(c)
           [_]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================

CUSIP NO. 542312103              Schedule 13G                      Page 2 of 13


--------------------------------------------------------------------------------
1.       Name of Reporting Person           Robert W. Bruce III
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        USA

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               -0-
Beneficially            (6)     Shared Voting Power             -0-
Owned by Each           (7)     Sole Dispositive Power          -0-
Reporting Person        (8)     Shared Dispositive Power        -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

CUSIP NO. 542312103              Schedule 13G                      Page 3 of 13


--------------------------------------------------------------------------------
1.       Name of Reporting Person           J. Taylor Crandall
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        USA

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               -0-
Beneficially            (6)     Shared Voting Power             -0-
Owned by Each           (7)     Sole Dispositive Power          -0-
Reporting Person        (8)     Shared Dispositive Power        -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

CUSIP NO. 542312103              Schedule 13G                      Page 4 of 13


--------------------------------------------------------------------------------
1.       Name of Reporting Person           The Anne T. and Robert M. Bass
         S.S. or I.R.S. Identifica-         Foundation
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Texas

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               -0-
Beneficially            (6)     Shared Voting Power             -0-
Owned by Each           (7)     Sole Dispositive Power          -0-
Reporting Person        (8)     Shared Dispositive Power        -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         CO
--------------------------------------------------------------------------------

CUSIP NO. 542312103              Schedule 13G                      Page 5 of 13


--------------------------------------------------------------------------------
1.       Name of Reporting Person           Anne T. Bass
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        USA

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               -0-
Beneficially            (6)     Shared Voting Power             -0-
Owned by Each           (7)     Sole Dispositive Power          -0-
Reporting Person        (8)     Shared Dispositive Power        -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         0.0%
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)   0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

CUSIP NO. 542312103              Schedule 13G                      Page 6 of 13


--------------------------------------------------------------------------------
1.       Name of Reporting Person           Keystone, Inc.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Texas

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               -0-
Beneficially            (6)     Shared Voting Power             -0-
Owned by Each           (7)     Sole Dispositive Power          -0-
Reporting Person        (8)     Shared Dispositive Power        -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         0.0%
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)   0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person

         CO
--------------------------------------------------------------------------------

CUSIP NO. 542312103              Schedule 13G                      Page 7 of 13


--------------------------------------------------------------------------------
1.       Name of Reporting Person           Robert M. Bass
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [_]
         if a Member of a Group             (b) [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        USA

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               -0-
Beneficially            (6)     Shared Voting Power             -0-
Owned by Each           (7)     Sole Dispositive Power          -0-
Reporting Person        (8)     Shared Dispositive Power        -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         0.0%
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)   0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

CUSIP NO. 542312103              Schedule 13G                      Page 8 of 13


Item 1.         No material changes

Item 2.         No material changes

Item 3.         No material changes

Item 4.         OWNERSHIP.

                (a)   AMOUNT BENEFICIALLY OWNED:

                      BRUCE
                      -----

                      Bruce beneficially owns no shares of the Stock pursuant to Rule 13d-3 of the Act

                      CRANDALL
                      --------

                      Crandall beneficially owns no shares of the Stock pursuant to Rule 13d-3 of the Act.

                      FOUNDATION
                      ----------

                      Foundation beneficially owns no shares of the Stock pursuant to Rule 13d-3 of the Act.

                      A. BASS
                      -------

                      A. Bass beneficially owns no shares of the Stock pursuant to Rule 13d-3 of the Act.

                      KEYSTONE
                      --------

                      Keystone beneficially owns no shares of the Stock pursuant to Rule 13d-3 of the Act.

                      R. BASS
                      -------

                      R. Bass beneficially owns no shares of the Stock pursuant to Rule 13d-3 of the Act. (b)

CUSIP NO. 542312103              Schedule 13G                      Page  9 of 13


                (b)   PERCENTAGE OWNED:

                      Based on calculations made in accordance with Rule 13d-3(d), each of the Reporting Persons beneficially owns 0.0% of the outstanding shares of the Stock.

                (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS POWER TO DIRECT THE VOTE OR DISPOSITION: BRUCE

                      Bruce does not have power to vote, direct the vote, dispose or direct the disposition of any shares of the Stock.

                      CRANDALL
                      --------

                      Crandall does not have power to vote, direct the vote, dispose or direct the disposition of any shares of the Stock.

                      FOUNDATION
                      ----------

                      Foundation does not have power to vote, direct the vote, dispose or direct the disposition of any shares of the Stock.

                      A. BASS
                      -------

                      A. Bass does not have power to vote, direct the vote, dispose or direct the disposition of any shares of the Stock.

                      KEYSTONE
                      --------

                      Keystone does not have power to vote, direct the vote, dispose or direct the disposition of any shares of the Stock.

                      R. BASS
                      -------

                      R. Bass does not have power to vote, direct the vote, dispose or direct the disposition of any shares of the Stock.


Item 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                No material change.

CUSIP NO. 542312103              Schedule 13G                      Page 10 of 13


Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                No material change.


Item 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                No material change.


Item 9.         NOTICE OF DISSOLUTION OF GROUP

                No material change.


Item 10.        CERTIFICATION

                No material change.




                      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 542312103              Schedule 13G                      Page 11 of 13


                                  SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2006


                                             /s/ ROBERT W. BRUCE III
                                             --------------------------------
                                             ROBERT W. BRUCE III


                                             /s/ Kevin G. Levy,
                                             --------------------------------
                                             KEVIN G. LEVY,
                                             Attorney-in-Fact for:


                                             J. TAYLOR CRANDALL(1)
                                             THE ANNE T. AND ROBERT M.
                                             BASS FOUNDATION (2)
                                             ANNE T. BASS (3)
                                             ROBERT M. BASS (4)


                                             KEYSTONE, INC.


                                             By:  /s/ Kevin G. Levy,
                                                  ---------------------------
                                                  Kevin G. Levy,
                                                  Vice President


(1) A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of
J. Taylor Crandall previously has been filed with the Securities and Exchange Commission.

(2) A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of The Anne T. and Robert M. Bass Foundation previously has been filed with the Securities and Exchange Commission.

(3) A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of Anne T. Bass previously has been filed with the Securities and Exchange Commission.

(4) A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of Robert M. Bass previously has been filed with the Securities and Exchange Commission.

CUSIP NO. 542312103              Schedule 13G                      Page 12 of 13


                                  EXHIBIT INDEX


Exhibit 99.1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.